Exhibit 10.25

Article 1 (Loan conditions)

The obligator (hereinafter referred to as “Party A”) has, after confirming the Agreement on Banking Transactions concluded with Sumitomo Mitsui Banking Corporation (hereinafter referred to as “Party B”) and the provisions of this Agreement, applied to borrow money from Party B in accordance with the following conditions, and Party B has accepted this application on the date of agreement conclusion indicated above.

Details of the borrowing

1. **Amount borrowed:** 266,000,000 yen
2. **Use of funds:** Facilities
3. **Date of borrowing:** February 21, 2024
4. **Final repayment deadline:** February 21, 2029
5. **Party A will not use a guarantee from the Credit Guarantee Corporation.**

---------- Office use only ----------

Branch code	0258	Handling branch	Aoyama Branch	Loan account number		Handling number		Slip number	7001

Name of the Credit Guarantee Corporation		Guarantee period		Guarantee fee	
		Credit Guarantee Corporation account number		Guarantee number	

Explanation of Articles 4, 6, and 7 has been given to the customer
(Person in charge)

Middle and back office			
Verification	Person in charge	Verification of the guarantor's seal impression	Verification of the obligator's seal impression

Front office		
Confirmation of the consent to the purpose of use	Confirmation of the intent to use a guarantee	Confirmation of providing explanation and a copy

Verification of the registered seal for the account for repayment

Intent confirmation record sheet number

February 13, 2024, 16:58	Onodera Food Service Co., Ltd.

Basic interest rate, loan rate, rate applicable period, repayment method, interest payment method

6. Basic interest rate

The interest rate for the rate applicable period that is procurable in the short-term financial market by Party B two business days prior to the commencement date of each rate applicable period

7. Loan interest rate

The basic interest rate to which a rate of 0.50% determined by both parties through discussion is added (calculated on a prorated basis with 365 days in a year)

8. Rate applicable period (if the borrowing period is one year or less and the rate applicable period is not divided, draw a diagonal line through the boxes herein)

The period from the commencement date of the rate applicable period and the commencement date of the next rate applicable period shall be the rate applicable period. The first commencement date of the rate applicable period shall be the borrowing date, and the second rate applicable period shall commence on May 31, 2024; thereafter, the last day of every three months shall be the commencement date of the next rate applicable period. If the commencement date of the rate applicable period falls on a bank holiday, the payment date set forth in item 11 of this Article shall be replaced with the commencement date of the rate applicable period.

9. Repayment method and interest payment method

Payment of the repayment amount and interest

10. The account for receiving the loan money and the account for repayment (in the name of the obligator)

Branch name	Type of account	Account number	Account name
Aoyama Branch	Savings		Onodera Food Service Co., Ltd.

(Account holding branch)

11. Bank withdrawal date

The agreed date set forth in item 9 above (however, if the agreed date falls on a bank holiday, the next business day)

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Advance payment Both ends Deed of Loan Agreement (For market rate lending, with covenants, for other than individual guarantors) Paper [Retain for 10 years 8026 April 2021]

Article 2 (Interests and late payment charge)

(1)	Party A shall pay Party B the interest as follows:

1.	When the interest payment method is advance payment

On the interest payment date set forth in Article 1, item 9, the interest shall be paid in advance for the period from the day following the interest payment date (however, in the case of the first payment, the calculation shall be made with the date of borrowing as the initial date of reckoning) to the next interest payment date or final repayment date. If the interest payment date falls on a bank holiday, the provisions of this article shall apply by replacing the payment date set forth in Article 1, item 11, as the interest payment date. Also, for the loan interest rate, the loan rate set forth in Article 1, item 7, shall apply, and in this case the calculation shall be done on a prorated basis using 365 days in a year.

2.	When the interest payment method is deferred payment

On the interest payment date and the final repayment date set forth in Article 1, item 9, the interest shall be paid for the period from the date following the previous interest payment date (however, in the case of the first payment, the calculation shall be made with the date of borrowing as the initial date of reckoning) to that date. If the interest payment date falls on a bank holiday, the provisions of this article shall apply by replacing the payment date set forth in Article 1, item 11, as the interest payment date. Also, for the loan interest rate, the loan rate set forth in Article 1, item 7, shall apply, and in this case the calculation shall be done on a prorated basis using 365 days in a year.

(2)	If Party A is late in executing the obligations under this agreement, Party A shall pay a late payment charge calculated at a rate of 14% per annum for the amount payable. In this case the calculation shall be done on a prorated basis using 365 days in a year.

Article 3 (Withdrawal of the repayment amount and interest by bank withdrawal from the savings account)

(1)	Party B shall withdraw the designated repayment amount and interest from the account for repayment without notice on the agreed date set forth in Article 1, item 9, (hereinafter referred to as “Agreed Repayment Date”) and appropriate such withdrawal to the repayment of obligations under this agreement.

(2)	If the funds in the account for repayment are not sufficient for the designated repayment amount and interest on the Agreed Repayment Date, Party A shall not object if Party B deems that the repayment amount and interest are not to be paid in full and suspends the abovementioned bank withdrawal.

Also, in the event Party A fails to make a repayment on the Agreed Repayment Date and makes the repayment on a later date, the repayment amount, interest, and the late payment charge in Article 2, paragraph 2, shall be withdrawn from the account for repayment by Party B and appropriated to the repayment of the loan obligations.

(3)	When performing the procedures in the preceding two paragraphs, if in addition to the obligations under this agreement a request for withdrawal from the account for repayment is made or when Party A has other agreements on repayment to Party B, Party B may decide the order of payment or repayment at its own discretion, and Party A shall not object to the decision.

Article 4 (Changes to the loan conditions)

(1)	Party A may not, during the loan period for borrowing under this agreement, make changes to each item in Article 1 (hereinafter referred to as “Loan Conditions”) without approval from Party B.

(2)	When Party A makes a change to the Loan Conditions with approval from Party B due to unavoidable circumstances, regarding the loan balance as of the day on which the change is made to the Loan Conditions, if the basic interest rate (the interest rate determined based on the transactions in Party B’s interbank markets) for the loan period is lower than the reapplied interest rate, Party A shall calculate the amount obtained by multiplying the difference in interest rates by the number of days determined in the designated manner based on the period from the date of changing the Loan Conditions to the last day to which the rate applicable period (hereinafter referred to as “Remaining Number of Days”) on a prorated basis using 365 days in a year, and then pay the amount obtained by deducting the calculated amount from the current value as of the date of change to the Loan Conditions as the settlement amount. However, if the details of the change to the Loan Conditions are payment of part of the loan balance before maturity, only for the amount to be reinvested in the interbank markets by Party B, the amount obtained by the above calculation shall be paid as the settlement amount. For the purpose of this article, the reinvestment interest rate shall be the interest rate that can be applied to the amount that is required to be reinvested in the interbank market by Party B for the Remaining Number of Days.

(3)	In the preceding paragraph, if the borrowing under this agreement uses a guarantee by the Credit Guarantee Corporation, in addition to the approval from Party B, Party A shall obtain approval from the Credit Guarantee Corporation.

Article 5 (Revision to the transaction terms)

(1)	If Party A falls under any of the following, Party B may request Party A to hold a discussion about a revision to the profit margin concerning the loan under this agreement. Party A must accept this request for discussion by Party B.

1.	Interest coverage ratio of 1 or lower

The interest coverage ratio refers to the indicator that indicates the ability to pay the interest, etc. It is calculated using the following formula based on the profit and loss statement for the most recent term (or the equivalent).

(Operating income + interest income + dividend income) / interest payable

2.	Net losses for two consecutive years

Net losses for two consecutive years shall refer to the net loss in the profit and loss statement (or the equivalent) for the most recent and previous fiscal years, and this provision shall apply again in the case of a net loss for at least three consecutive fiscal years.

3.	Excessive liabilities

Excessive liabilities shall refer to when the liabilities exceed the assets on the balance sheet in the most recent term.

4.	Otherwise, when an objective reason arises that leads B to deem it necessary to revise the transaction terms

(2)	Even when Party A falls under any of the reasons in the preceding paragraph, the application of the provision of the forfeiture of the benefit of time under the bank transaction agreement between the parties hereto shall not be affected.

Article 6 (Repayment before maturity)

(1)	Party A shall not make a repayment before maturity for the obligations under this agreement unless approval is obtained from Party B.

(2)	In the event Party A makes a repayment before maturity with approval from Party B due to unavoidable circumstances, Party A shall pay Party B, as the settlement amount, the amount of loss suffered by Party B when an alternative agreement is concluded or assumed to be concluded with another interbank market participant for the agreement that would have existed if the transaction is not terminated as of the day of such repayment. In this case, the settlement amount shall be calculated on a prorated basis using 365 days in a year by obtaining the difference in the amounts obtained, respectively, from when the amount of repayment is invested with the loan rate and when the amount of repayment is invested with the reinvestment interest rate for the number of days determined by the designated method based on the period from the date of repayment to the last day of the interest applicable period (hereinafter in this paragraph referred to as “Remaining Number of Days”) and then deducting the obtained amount from the current value as of the date of repayment. For the purpose of this article, the reinvestment interest rate shall be the interest rate that can be applied to the amount of repayment in the interbank market by Party B for the Remaining Number of Days.

(3)	Also, when Party A forfeits the benefit of time under the bank transaction agreement between the parties hereto and is required to repay the loan amount under this agreement before maturity, Party A shall pay Party B the settlement amount obtained using the same calculation as stated in the preceding paragraph. However, if Party A forfeits the benefit of time for a reason in each item of Article 5, paragraph 1, of the bank transaction agreement, Party B may calculate the settlement amount assuming the repayment is made on the day on which Party B makes the calculation.

Article 7 (Cancellation of the loan after the date of agreement conclusion but before the date of borrowing)

(1)	Party A approves that Party B will procure funds in the interbank market after the date of agreement, and after the conclusion of this agreement, even before the date of borrowing (including the second and subsequent commencement date of rate applicable period when the rate applicable period is divided; the same shall apply hereinafter), unless permitted by law, the loan may not be rescinded or canceled nor may changes be made to the Loan Conditions.

(2)	When, because of unavoidable circumstances, Party A rescinds or cancels the loan or makes a change to the Loan Conditions with approval from Party B or cancels the loan in accordance with the law, Party A shall pay Party B a settlement amount obtained using the calculation method designated by Party B. In this case, the settlement amount shall be calculated in accordance with the provision of paragraph 2 in the preceding article based on the Loan Conditions.

(3)	Prior to the date of borrowing, if a reason in each item of Article 5, paragraph 1, in the bank transaction agreement between the parties hereto occurs to Party A, naturally even without notice from Party B, and when a reason in each item of Article 5, paragraph 2, occurs, upon notice from Party B, the loan shall be canceled. In this case, upon request from Party B, Party A shall pay Party B the settlement amount obtained using the same calculation method stipulated in the preceding paragraph.

Article 8 (Revision of a law)

(1)	When it is determined through discussions between the parties hereto that Party B is unable to continue the loan under this agreement because of a revision of a law or a change to the interpretation of a law or regulation by the related government agency, upon request from Party B, Party A shall immediately pay Party B in full the amount of the loan obligations under this agreement and the settlement amount obtained by the calculation method stipulated in Article 6, paragraph 2.

(2)	When reserve funds or other conditions are imposed on Party B in relation to the loan by Party B under this agreement because of a revision of a law or a change to the interpretation of a law or regulation by the related government agency and as a result, Party B incurs new expenses, Party A shall provide compensation for such expenses and immediately make the payment upon request from Party B.

Article 9 (Notarial deed)

When requested by Party B based on reasonable grounds, Party A and the joint guarantor shall immediately perform the necessary procedures for preparing a notarial deed that permits forceable execution of the obligations under this agreement.

Article 10 (Share of expenses)

The guarantee fee for the Credit Guarantee Corporation (including the guarantee fee in arrears) and other guarantee fees, revenue stamp fee, registration fee, certified date fee, fee for preparing the notarial deed, and reimbursable costs in relation to the loan under this agreement, other expenses, and all expenses required for the exercise or preservation of Party B’s rights against Party A under this agreement shall be borne by Party A.

Article 11 (Withdrawal of expenses from the savings account)

(1)	When Party A should make a payment to Party B under this agreement, such as the principal, interest, and expenses in the preceding article, Party B may withdraw such amount from the account for repayment.

(2)	When Party B makes a withdrawal from the account for repayment under this agreement, Party A shall not, regardless of the provisions for current accounts or the provisions for savings accounts, write a check or submit the savings book or a request for refund from the saving account.

Article 12 (Assignment of claims)

(1)	Party A agrees in advance that Party B will in the future transfer all or part of the loan claims to another financial institution.

Party A confirms that, even after the assignment of claims, the provisions of the bank transaction agreement between the parties hereto and the provisions of this agreement will continue to apply.

(2)	Party A consents that, regarding the claims assigned by Party B in the preceding paragraph, during the period that Party B is entrusted by the assignee, Party B will perform claim management and collection under this agreement as the agent of the assignee.

(3)	When the claims under this agreement use a guarantee by the Credit Guarantee Corporation, Party B will, in accordance with the provisions of paragraph 1, obtain approval in advance from the Credit Guarantee Corporation when assigning the claims.

Article 13 (Special provisions concerning the joint guarantor)

(1)	The joint guarantor shall, based on the entrustment by Party A, in relation to all obligations Party A bears under this agreement, jointly with Party A and, in the case there is more than one joint guarantor, jointly with the other joint guarantors, assume guarantee obligations, and for the execution thereof, the provisions of the bank transaction agreement between the parties hereto and the provisions of this agreement shall apply.

(2)	Even if Party B changes or cancels the security or other guarantee because of its own circumstances or even if the principal obligations for other guarantees are determined, the joint guarantor shall not claim indemnity when there are reasonable grounds under the generally accepted transaction standards.

(3)	The joint guarantor shall not refuse to execute the guarantee obligations on the grounds of Party A’s savings with Party B or other claims.

(4)	When Party B requests execution to either the joint guarantor, the person who assumes such obligations or their general successor, the effect of such request for execution shall arise to Party A as well.

(5)	When Party B requests execution to either one joint guarantor, the person who assumes such obligations or their general successor, the effect of such request for execution shall arise to the joint guarantor(s) as well.

(6)	When the joint guarantor executes the guarantee obligations, the joint guarantor shall not exercise the security rights obtained from Party B by subrogation (hereinafter referred to as “Security Rights”) while the transaction between the parties hereto continues without consent from Party B. Upon request from Party B, the joint guarantor shall assign to Party B free of charge the Security Rights or the priority order for the Security Rights.

(7)	If the joint guarantor provides another guarantee for a transaction between the parties hereto, such guarantee shall not be changed by this guarantee agreement, and if the joint guarantor provides another guarantee with a limit on the amount, the amount of this guarantee shall be added to that guarantee limit.

(8)	The provision of the preceding paragraph shall also apply if the joint guarantor provides other guarantees in the future for transactions between the parties hereto.

(9)	The joint guarantor represents that it does not currently correspond to an organized crime group, organized crime group member, person for whom five (5) years have not passed since ceasing to be an organized crime group member, quasi-member of an organized crime group, affiliate company of an organized crime group, corporate racketeer, group engaging in criminal activities under the pretext of conducting social campaigns, crime group specialized in intellectual crimes or anyone equivalent (hereinafter collectively referred to as “Organized Crime Group Member”) and that he does not correspond to the following items, and pledges that he will not correspond to the following items in the future.

1.	Have a relationship in which an Organized Crime Group Member is deemed to control the management

2.	Have a relationship in which an Organized Crime Group Member is substantially involved in the management

3.	Have a relationship in which the joint guarantor is deemed to inappropriately use an Organized Crime Group Member, such as seeking to gain unfair profit for itself, its company, or a third party or seeking to cause damage to a third party

4.	Have a relationship in which the joint guarantor is involved with an Organized Crime Group Member, such as providing funds or benefits

5.	A corporate officer or person who is substantially involved in the management has a socially criticized relationship with an Organized Crime Group Member

(10)	The joint guarantor pledges that it will not, on its own or through a third party, engage in any acts that correspond to the following:

1.	Make a violent demand

2.	Make an unfair demand that exceeds legal responsibility

3.	Use threatening language or behavior, or violence in relation to a transaction

4.	Spread false rumors or use fraud or force to damage Party B’s credibility or hinder Party B’s business

5.	Any other acts similar to the above

(11)	The joint guarantor shall immediately notify Party B in writing if a change is made to the seal, signature, name, tradename, representative, address, or other matters reported to Party B.

(12)	If a notice made or document sent by Party B arrives late or does not arrive for a reason attributable to the joint guarantor, such as a failure to submit the notification in the preceding paragraph, the notice or document shall be deemed to have arrived at the time such should normally have arrived.

February 13, 2024, 16:58 Onodera Food Service Co., Ltd.

Advance payment Both ends Deed of Loan Agreement (For market rate lending, with covenants, for other than individual guarantors) Paper [Retain for 10 years 8026 April 2021]